EXHIBIT 5.1

July 29, 2008

IA Global, Inc.

101 California Street

Suite 2450

San Francisco, CA 94111

Re:	IA Global, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to IA Global, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the proposed offer and sale by the Company, from time to time, of up to $5,000,000 in total (the “Amount”) of: (a) shares of the Company’s common stock (the “Common Stock”), (b) shares of the Company’s preferred stock (the “Preferred Stock”), (c) warrants to purchase shares of Common Stock or Preferred Stock (the “Warrants”), and/or (d) any combination of Common Stock, Preferred Stock, or Warrants up to the Amount.

The Common Stock, Preferred Stock and Warrants are collectively referred to as the “Securities”. Securities may be offered and sold by the Company from time to time on a delayed or continuous basis as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”) and as set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), its Amended and Restated Bylaws (the “Bylaws”), and resolutions of the Board of Directors (“Resolutions”), as well as made such investigation of matters of fact and law and examined such other documents as we have deemed necessary for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

IA Global, Inc.

July 29, 2008

A.        We have assumed without verification the genuineness of all signatures on all documents, the legal capacity and authority of the parties (other than the Company) executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies (including telecopies).

B.        The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C.        We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D.        We have assumed without verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements of fact on which we are relying.

E.        We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

F.        For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount, and terms of the Securities, to be offered from time to time, will be duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee of the Board of Directors consistent with the procedures and terms described in the Registration Statement and in accordance with the applicable Resolutions, Charter, Bylaws and applicable Delaware law (each, a “Board Action”) in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time

IA Global, Inc.

July 29, 2008

of the offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) at the time of any issuance of Preferred Stock, appropriate certificates of designation will have been duly authorized and adopted by appropriate Board Action and filed with the Secretary of State of the State of Delaware; (iv) at the time of issuance of any Common Stock, sufficient shares of Common Stock will have been duly authorized pursuant to the Charter; and (v) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale, the terms of such Securities, and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement.

Based on the foregoing, and upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that:

1.

Upon the completion of all required Board Actions relating to the issuance of the Common Stock (including any Common Stock issued upon exchange or conversion of Preferred Stock that is exchangeable for or convertible into Common Stock or upon the exercise of Warrants) and when such Common Stock is issued and upon receipt of legal consideration therefor of not less than $0.01 per share, such Common Stock will be legally issued, fully paid and nonassessable.

2.

Upon the completion of all required Board Actions relating to the issuance of the Preferred Stock (including any Preferred Stock that is issued upon exercise of any Warrant exercisable for Preferred Stock) and when such Preferred Stock is issued and upon receipt of legal consideration therefor of not less than $0.01 per share, such Preferred Stock will be legally issued, fully paid and nonassessable.

3.

Upon the completion of all required Board Actions relating to the issuance of Warrants and when issued and upon receipt of legal consideration, the Warrants will be legally issued, duly executed and delivered.

IA Global, Inc.

July 29, 2008

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference to our firm under Legal Matters thereof. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

ARNOLD & PORTER LLP

By:	/s/ Kevin J. Lavin

Kevin J. Lavin, Esq.